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EXHIBIT 21



                          NORLAND MEDICAL SYSTEMS INC.
                                  SUBSIDIARIES



Name of Subsidiary                      State of Incorporation
------------------                      ----------------------

Norland Corporation                     Wisconsin

IMRO Medical Systems, Inc.              Delaware

Dove Medical Systems, Inc.              Delaware